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                                                                   EXHIBIT h(15)

                               THE MAINSTAY FUNDS

                              NOTICE OF FEE WAIVER

     THIS NOTICE OF FEE WAIVER is provided as of the 1st day of August, 2008, to The MainStay Funds, a Massachusetts business trust (the "Trust"), on behalf of its series listed on Schedule A (the "Funds"), by New York Life Investment Management LLC, a Delaware limited liability company (the "Manager").

     WHEREAS, the Manager has entered into an Amended and Restated Management Agreement with the Trust (the "Management Agreement"), pursuant to which the Manager is compensated based on the average net assets of the Funds and such compensation is paid by the Funds ("Management Fees");

     WHEREAS, the Manager believes that it is appropriate and in the best interests of the Manager, the Funds, and the Funds' shareholders to reduce the Management Fees of the Funds; and

     WHEREAS, the Manager understands and intends that the Funds will rely on this Notice in preparing amendments to a registration statement on Form N-1A and in accruing the Funds' expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Funds to do so;

     NOW, THEREFORE, the Manager hereby provides notice as follows:

          1. Fee Waivers by the Manager. The Manager agrees to waive a portion of its Management Fees as set forth on Schedule A.

          2. Duration and Termination. The Manager's undertaking to waive fees may be modified or terminated only with the approval of the Board of Trustees; provided, however, no such modification will be made in a manner inconsistent with the terms of the current prospectus.

          3. Other Agreements. This Notice supersedes any prior Notice of Fee Waiver related to the Management Agreement.

     IN WITNESS WHEREOF, the Manager has signed this Notice as of the date first-above written.

NEW YORK LIFE INVESTMENT MANAGEMENT LLC


By: /s/ Barry A. Schub
    ---------------------------------
    Barry A. Schub
    Executive Vice President

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                                   SCHEDULE A

                             (AS OF AUGUST 1, 2008)

                             MANAGEMENT FEE WAIVERS

The Manager has agreed to fee waivers such that the management fees for the Funds listed below shall be:

                                                 MANAGEMENT FEE
FUND                 FEE WAIVER                   AFTER WAIVER
----                 ----------   -------------------------------------------
MainStay Common          --                             --
Stock Fund

MainStay Equity        0.060%     0.190% up to $1 billion;
Index Fund                        0.165% from $1 to $3 billion; and
                                  0.140% in excess of $3 billion

MainStay               0.100%     0.500% up to $500 million;
Government Fund                   0.475% from $500 million to $1 billion; and
                                  0.450% in excess of $1 billion

MainStay Large Cap     0.015%     0.750% up to $250 million;
Growth Fund                       0.750% from $250 million to $500 million;
                                  0.725% from $500 million to $750 million;
                                  0.650% from $2 billion to $3 billion; and
                                  0.600% in excess of $3.0 billion

MainStay Small Cap     0.250%     0.850% up to $1 billion; and
Growth Fund                       0.800% in excess of $1 billion

MainStay Small Cap     0.250%     0.600% up to $1 billion; and
Value Fund                        0.550% in excess of $1 billion

MainStay Tax Free      0.150%     0.450% up to $500 million;
Bond Fund                         0.425% from $500 million to $1 billion; and
                                  0.400% in excess of $1 billion.